Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference into the Registration Statement on Form F-10 (the "Form F-10") of Cybin Inc. (the "Company") being filed with the United States Securities and Exchange Commission, and any amendments thereto, of our report, dated June 28, 2023 to the shareholders of Small Pharma Inc. on the consolidated financial statements of Small Pharma Inc., which comprises of the consolidated statements of financial position as at February 28, 2023 and 2022, and the consolidated statements of operations and comprehensive loss, changes in equity (deficit), cash flows, and notes to the consolidated financial statements, including a summary of significant accounting policies, for the years then ended.

We also consent to the reference to us under the caption “Auditor, Transfer Agent and Registrar” in the short-form base shelf prospectus contained in the Form F-10 and “Interest of Experts in the management information circular of the Company dated September 13, 2023 that is incorporated by reference into the Form F-10.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants

Toronto, Canada
December 29, 2023